Exhibit 99.01

         LG&E Energy Corp. Expands International Thrust With Investments
                 In Argentine Natural Gas Distribution Companies

LOUISVILLE, Ky. - LG&E Energy today announced a major acquisition to further its strategic international energy development, agreeing to acquire interests in two Argentine natural gas distribution companies. The transaction marks another major venture by LG&E Energy in Argentina, the largest producer of natural gas in Latin America and among the fastest growing energy markets in the world.

With this investment, LG&E Energy now has international energy businesses or projects in Argentina, Spain and Canada.

LG&E Energy Corp. will buy a controlling interest in and manage Distribuidora de Gas del Centro (Centro) and acquire a minority interest in Distribuidora de Gas del Cuyana (Cuyana). The investments total $140 million. LG&E Energy's global venture unit, LG&E International, will purchase the interest from current shareholder Sideco Americana, S. A., an Argentine energy, engineering and construction company, which will maintain an equity interest in both companies. This is the company's second partnership with Sideco, following the development of a 114-megawatt power plant in Tucuman Province, Argentina, in 1995.

"This transaction leverages our core competencies in energy management and retail distribution," said Roger Hale, Chairman and Chief Executive Officer. "This investment in a growing energy market creates value for our shareholders and will produce a positive impact on earnings beginning in 1997.

"This latest acquisition in Argentina also extends our existing strategic relationship with Sideco and further balances our energy businesses in a very attractive energy market," said Hale. "Argentina offers a favorable business environment because of its stable political climate, favorable currency policy and economic development programs that attract new investment in its growing economy."

Centro serves more than 340,000 customers in the provinces of Cordoba, Cata-marca and La Rioja. Cuyana serves more than 280,000 customers in the provinces of Mendoza, San Juan and San Luis. Combined, the companies generate over $270 million in sales annually and have more than $400 million in total assets.
Both companies, formerly part of government-owned Gas del Estado, were privat-ized in late 1992.

Centro and Cuyana are currently controlled by separate holding companies, each of which owns 51 percent of its respective distribution company. Under the agreement, LG&E International will own shares directly in the distribution companies and indirectly through the holding companies. The remainder of the interests in both companies is held by employees and other parties.

The acquisition is subject to a shareholder 10-day right-of-first-refusal and various regulatory approvals, and is expected to close in January 1997.

LG&E Energy Corp. (NYSE:LGE) is an energy services holding company with headquarters in Louisville, Ky. The company owns and operates a diversified portfolio of businesses engaged in power generation, power marketing and development, energy trading and risk management, natural gas marketing, and retail gas and electric distribution services. The company has offices, operations and/or partnership projects throughout the United States as well as Canada, Argentina and Spain.

Statements made in this release that state the Company's or management's intentions, expectations or predictions of the future are forward looking statements. The Company's actual results could differ materially from those projected in the forward looking statements, and there can be no assurance that estimates of future results will be achieved. The Company's SEC filings, including but not limited to its Form 10-Q filed with the SEC on November 12, 1996, and its Form 8-K filed with the SEC on November 25, 1996, contain additional information concerning factors that could cause actual results to differ materially from those in the forward looking statements.

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